Zoës Kitchen Announces Departure of Chief Operating Officer

Plano, TX - (September 19, 2017) - Zoës Kitchen (NYSE: ZOES), a fast-casual Mediterranean restaurant group, today announced the departure of Chief Operating Officer, Jeremy Hartley, effective Monday, October 23, 2017. Hartley is leaving the company to focus on personal interests.

“We thank Jeremy for his work and contributions over the last four years and express our heartfelt appreciation for his commitment to growing the Zoës Kitchen brand. He has built a strong leadership team devoted to operational excellence that will continue to provide our guests with a differentiated dining experience. We wish Jeremy and his family all the best,” said Kevin Miles, CEO and President, Zoës Kitchen.

Hartley joined Zoës Kitchen in 2013 and during his tenure he helped lead the company through a successful IPO and the opening of more than 100 restaurant locations. He built a dedicated operational team with an emphasis on the company’s brand promise, core values and culture.

“It has been a privilege and an honor to see Zoës Kitchen through much growth and I’m profoundly grateful to have participated in the company’s success story,” said Hartley. “I leave Zoës with fond memories, great friends and colleagues and as a fan of this unique brand," he added.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves or fryers, grilling is the predominate method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With 235 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

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